A PARTNERSHIP OF INCORPORATED PROFESSIONALS	AMISANO HANSON CHARTERED ACCOUNTANTS

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use, in Amendment No. 1 to Form 20-F for Dittybase Technologies Inc. dated April 30, 2005, of our report on the financial statements dated August 9, 2004 [except as to Note 6 c), which is as of October 20, 2004] relating to the December 31, 2003, 2002 and 2001 financial statements of Dittybase Technologies Inc., which appears in such Form.

We also consent to the use of our firm as it appears in Item 10 G. of such Form under the caption "Statement by Experts".

Our report dated August 9, 2004 [except as to Note 6 c), which is as of October 20, 2004] contains additional comments that state that conditions and events exist that cast substantial doubt about Dittybase Technologies Inc.’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of the uncertainty.

“Amisano Hanson”
Amisano Hanson, Chartered Accountants

Vancouver, BC, Canada
May 4, 2005

750 WEST PENDER STREET, SUITE 604 VANCOUVER CANADA V6C 2T7	TELEPHONE: 604-689-0188 FACSIMILE: 604-689-9773 E-MAIL: amishan@telus.net